  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 24, 1997
                                                     REGISTRATION NO. 333-22195

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ---------------

                             AMENDMENT NO. 5
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ---------------
                                LHS GROUP INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                     7371                     58-2224883
        DELAWARE               (PRIMARY STANDARD           (I.R.S. EMPLOYER
     (STATE OR OTHER              INDUSTRIAL            IDENTIFICATION NUMBER)
     JURISDICTION OF          CLASSIFICATION CODE
    INCORPORATION OR                NUMBER)
      ORGANIZATION)

                       SIX CONCOURSE PARKWAY, SUITE 2700
                            ATLANTA, GEORGIA 30328
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ---------------
                               JERRY W. BRAXTON
   CHIEF FINANCIAL OFFICER LHS GROUP INC. SIX CONCOURSE PARKWAY, SUITE 2700
          ATLANTA, GEORGIA 30328 (770) 280-3004 (770) 280-3099 (FAX)
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
     THE COMMISSION IS REQUESTED TO SEND COPIES OF ALL COMMUNICATIONS TO:
 M. HILL JEFFRIES ALSTON & BIRD LLP   JOHN D. CAPERS, JR. KING & SPALDING
 1201 WEST PEACHTREE STREET ATLANTA,     191 PEACHTREE STREET ATLANTA,
  GEORGIA 30309-3424 (404) 881-7000    GEORGIA 30303-1763 (404) 572-4600
        (770) 881-7777 (FAX)                 (404) 572-5145 (FAX)
                               ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]
                        CALCULATION OF REGISTRATION FEE

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
                                                    PROPOSED   PROPOSED
                                                     MAXIMUM    MAXIMUM
                                                    OFFERING   AGGREGATE   AMOUNT OF
  TITLE OF EACH CLASS OF SECURITIES   AMOUNT TO BE  PRICE PER  OFFERING   REGISTRATION
           TO BE REGISTERED           REGISTERED(1)   SHARE    PRICE(2)      FEE(3)
--------------------------------------------------------------------------------------
Common Stock, $.01 par value(4)......   4,600,000    $14.00   $64,400,000   $19,516
--------------------------------------------------------------------------------------

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(1) Includes 600,000 shares which the underwriters have the option to purchase solely to cover over-allotments.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.
(3) A registration fee of $32,803 was paid by the Company with its initial filing of this Registration Statement on February 21, 1997.
(4) The shares of Common Stock are not being registered for the purpose of sales outside the United States.
                               ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the estimated expenses to be borne by the Registrant in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions. The Registrant is paying all of these expenses in connection with the issuance and distribution of the securities.

   SEC registration fee................................................     $32,803
   NASD filing fee.....................................................      11,325
   Nasdaq National Market listing fee..................................      50,000
   Accountants' fees and expenses......................................     200,000
   Legal fees and expenses.............................................     200,000
   Printing and engraving costs........................................     160,000
   Blue Sky fees and expenses..........................................       5,000
   Transfer agent and registrar fees...................................       5,000
   Miscellaneous.......................................................      15,872
                                                                           --------
       Total...........................................................    $680,000
                                                                           ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Company's By-Laws provide for indemnification of directors and officers of the Company to the full extent permitted by Delaware law.

  Section 145 of the General Corporation Law of the State of Delaware provides generally that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In addition, pursuant to the authority of Delaware law, the Certificate of Incorporation of the Company also eliminates the monetary liability of directors to the fullest extent permitted by Delaware law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  On December 21, 1995, in connection with the reorganization of LHS, the Company issued shares of its Common Stock to certain of its officers and certain holders of shares in LHS Communications Systems Inc. ("LHS Communications"), LHS Holding Germany GmbH ("LHS Germany") and

LHS Europe Ltd. ("LHS Europe"), which companies are affiliates of the Company. These shares were issued in the amounts and for the consideration as follows:

 NAME                  NUMBER OF SHARES OF LHS(1) CONSIDERATION TENDERED
 ----                  -------------------------- ----------------------
 Hartmut Lademacher             193,676           250 LHS Communications
                                                  shares; 22.23% interest in
                                                  LHS Germany; 23,704,083 LHS
                                                  Europe shares; Forgiveness of
                                                  $8,270,000 loan to LHS
                                                  Germany
 Dr. Joachim Hertel             193,676           250 LHS Communications
                                                  shares; 22.23% interest in
                                                  LHS Germany; 23,704,083 LHS
                                                  Europe shares; Forgiveness of
                                                  $8,270,000 loan to LHS
                                                  Germany
 Manfred Hellwig                100,745           13.65% interest in LHS
                                                  Germany; 17,808,366 LHS
                                                  Europe shares; Forgiveness of
                                                  $5,080,000 loan to LHS
                                                  Germany
 Dieter Pfisterer                93,078           200 LHS Communications
                                                  shares; 3.93% interest in LHS
                                                  Germany; 12,596,195 LHS
                                                  Europe shares; Forgiveness of
                                                  $1,460,000 loan to LHS
                                                  Germany
 Dr. Rainer Zimmermann           93,078           12.67% interest in LHS
                                                  Germany; 16,361,034 LHS
                                                  Europe shares; Forgiveness of
                                                  $4,710,000 loan to LHS
                                                  Germany
 Otto Wipprecht                  50,374           150 LHS Communications
                                                  shares; 5.56% interest in LHS
                                                  Germany; 3,149,180 LHS Europe
                                                  shares; Forgiveness of
                                                  $2,070,000 loan to LHS
                                                  Germany
 Eberhard Czempiel               23,249           4.41% interest in LHS
                                                  Germany; 2,499,182 LHS Europe
                                                  shares; Forgiveness of
                                                  $1,640,000 loan to LHS
                                                  Germany
 William Bobb                    15,500           100 LHS Communications shares
 Dr. Wolf Gaede                  7,750            50 LHS Communications shares
 Jurgen Spengler                 3,874            0.33% interest in LHS
                                                  Germany; 187,877 LHS Europe
                                                  shares; Forgiveness of
                                                  $120,000 loan to LHS Germany

--------
(1)These shares were subsequently adjusted for a 20-to-1 stock split.

  These transactions were exempt from registration pursuant to Section 4(2) of and Regulation D under the Securities Act as a limited offer and sale of securities to accredited investors or persons who have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the prospective investment.

  On December 22, 1995, the Company sold 225,000 shares of Series A Convertible Preferred Stock to investors at $88.89 per share. Each of the investors was an accredited investor. Each share of Series A Convertible Preferred Stock was, at the time of issuance, convertible into one share of the Company's Common Stock (adjusted to 20 shares following the stock split). These transactions were exempt from registration pursuant to Section 4(2) of and Regulation D under the Securities Act as a limited offer and sale of securities to accredited investors.

  On July 15, 1996, the Company sold 93,078 shares of Common Stock to investors at $107.44 per share. These shares were subsequently adjusted for a 20-to-1 stock split. Each of the investors was an accredited investor. These transactions were exempt from registration pursuant to Section 4(2) of and Regulation D under the Securities Act as a limited offer and sale of securities to accredited investors.

  On October 18, 1996, the Company sold 50,000 shares of Common Stock to William O. Grabe, a director of the Company, upon the exercise of stock options. Mr. Grabe paid an exercise price of $5.30 per share, equal to $265,000. This transaction was exempt from registration pursuant to Section 4(2) of and Regulation D under the Securities Act as an offer and sale of securities to an accredited investor.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) EXHIBITS.

 EXHIBIT
 NUMBER      DESCRIPTION OF EXHIBITS
 -------     -----------------------
  1.1**  --  Form of U.S. Underwriting Agreement between the Company, certain stockholders of the Company and Goldman Sachs & Co., Cowen &
             Company and Robertson, Stephens & Company LLC, as representatives of the several underwriters.
  1.2**  --  Form of International Underwriting Agreement between the Company, certain stockholders of the Company and Goldman Sachs
             International, Cowen & Company and Robertson, Stephens & Company
             LLC, as representatives of the several underwriters.
  3.1**  --  Certificate of Incorporation, as amended.
  3.2**  --  By-Laws.
  4.1**  --  Specimen Common Stock Certificate.
  5.1**  --  Opinion of Alston & Bird LLP (including consent).
 10.1**  --  Preferred Stock Purchase Agreement dated December 22, 1995 among the Company, General Atlantic Partners 23, L.P. and GAP
             Coinvestment Partners, L.P.
 10.2**  --  Common Stock Purchase Agreement dated July 15, 1996 among the
             Company, General Atlantic Partners 31, L.P. and GAP Coinvestment
             Partners, L.P.
 10.3**  --  Amended and Restated Stockholders Agreement dated July 15, 1996 among the Company, General Atlantic Partners 23, L.P., General
             Atlantic Partners 31, L.P., GAP Coinvestment Partners, L.P. and
             the other stockholders named therein.
 10.4**  --  Registration Rights Agreement dated July 15, 1996 among the
             Company, General Atlantic Partners 23, L.P., General Atlantic
             Partners 31, L.P., GAP Coinvestment Partners, L.P. and the other stockholders named therein.
 10.5**  --  Credit line of DM5,000,000 from BHF-Bank to LHS Holding Germany
             GmbH dated March 19, 1996.
 10.6**  --  Employment Agreement dated as of April 14, 1997, between Hartmut
             Lademacher and LHS Group Inc.
 10.7**  --  Employment Agreement dated as of April 14, 1997, between Dr.
             Joachim Hertel and LHS Group Inc.
 10.8**  --  Contract for Employment dated May 21, 1996, between Erik Froberg and LHS Holding Germany GmbH.
 11.1    --  Statement re computation of per share earnings.
 21.1**  --  Subsidiaries.
 23.1**  --  Consent of Alston & Bird LLP (contained in Exhibit 5.1)
 23.2    --  Consent of Ernst & Young LLP.
 24.1**  --  Power of Attorney with regard to amendments to this Registration
             Statement executed by the directors and officers of the Company is included on the signature page of this Registration Statement appearing on page II-5.
 27.1    --  Financial Data Schedule.

--------
**Previously filed.

  (b) FINANCIAL STATEMENT SCHEDULES.

  The following financial statement schedule is included in this Registration
Statement:

    II Valuation and Qualifying Accounts

  All other financial statement schedules are omitted because they are not required or are not applicable.

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes to provide to the representatives of the Underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the representatives of the Underwriters to permit prompt delivery to each purchaser.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rules 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 5 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on April 23, 1997.

                                          LHS GROUP INC.


                                          By:  /s/ Hartmut Lademacher__________
                                             Hartmut Lademacher
                                             Chairman of the Board and
                                             Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to Registration Statement has been signed by the following persons in the capacities indicated on April 23,1997.

            SIGNATURE                              TITLE
            ---------                              -----
     /s/ Hartmut Lademacher        Chairman of the Board and Chief
_________________________________   Executive Officer (Principal
       HARTMUT LADEMACHER           Executive Officer)
      /s/ Jerry W. Braxton         Executive Vice President, Chief
_________________________________   Financial Officer, Treasurer and
        JERRY W. BRAXTON            Director (Principal Financial and
                                    Accounting Officer)
     /s/ Dr. Wolf J. Gaede*        Executive Vice President, General
_________________________________   Counsel and Director
        DR. WOLF J. GAEDE
         /s/ Ulf Bohla*            Director
_________________________________
            ULF BOHLA
      /s/ William E. Ford*         Director
_________________________________
         WILLIAM E. FORD
      /s/ William O. Grabe*        Director
_________________________________
        WILLIAM O. GRABE
     /s/ George F. Schmitt*        Director
_________________________________
        GEORGE F. SCHMITT

--------
* Hartmut Lademacher signed on behalf of such person as attorney-in-fact.